Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 21, 2024, relating to the financial statements of Texas Pacific Land Corporation and the effectiveness of Texas Pacific Land Corporation's internal control over financial reporting, appearing in the Annual Report on Form 10-K of Texas Pacific Land Corporation dated February 21, 2024. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Dallas, Texas

May 8, 2024